Max Sound Corp. 3525 Del Mar Heights Rd. #802 San Diego, CA 92130	TIP SOLUTIONS 222 W. Ontario Street, Chicago Illinois, 60654

MAX-D HD AUDIO PROCESSOR & TIP SOLUTIONS

Joint Venture License Agreement

MAX-D HARDWARE, API CODE, PATENTS, COPYRIGHTS, TRADEMARKS, TRADE SECRETS AND KNOW-HOW

TIP SOLUTIONS SMARTPHONE MOBILE APP TECHNOLOGY, PATENTS, TRADE SECRETS AND KNOW-HOW

AN AGREEMENT BY AND BETWEEN

Max Sound Corporation	AND	TIP SOLUTIONS
(also "MAXD")		(also "TIP")
(hereinafter called “LICENSEE and LICENSOR”)		(hereinafter called “LICENSEE and LICENSOR”)
3525 Del Mar Heights Rd. #802 San Diego, CA 92130 USA		222 W. Ontario Street Chicago, IL 60654

LICENSOR's banks and accounts number for wire transfer of royalty payments (Section 4.05):

MAX D	AND	TIP SOLUTIONS
(hereinafter called “LICENSOR & LICENSEE”)		(hereinafter called “LICENSEE & LICENSOR”)
Bank:		Bank:
Bank Address:		Bank Address:
Bank Telephone		Bank Telephone:
Account Name:		Account Name:
Account Address:		Account Address:
Account Number:		Account Number:
ABA Number:		ABA Number:

Email address of LICENSOR for transmission of monthly royalty reports (Section 4.05): Greg Halpern greg@maxsound.com, John Braun <john@tipsolutions.com>

Licensee/Licensor Name:	Max Sound Corporation	Tip Solutions, Inc
Address:	3525 Del Mar Heights Rd. #802	222 W. Ontario Street
City, State Zip:	San Diego, CA 92130	Chicago, Illinois 60654
Phone:	800-327-6293

SIGNATURES:

On behalf of:	LICENSOR/LICENSEE	LICENSEE/LICENSOR
Signature:	/s/ Greg Halpern	/s/ John Braun
Name:	Greg Halpern	John Braun
Title:	President / CEO	President / CEO
Date:	3-4-21	3-4-21
Witnessed by Name:
Witnessed by Signature:

Effective Date of Agreement: March 4, 2021 Devices included in this Agreement:

Device Name:	Model Number:
All Mutually Approved OEM Manufactured Devices	1.
Hardware and/or Software Versions	2.
3.

TABLE D – LICENSES - EULA, REVENUE SHARE, SUBSCRIPTION MODEL

Non-Binding General Pricing and Split Guidelines:

TYPICAL LICENSE FEE SPLIT as a EULA (End User License Agreement):

Where Licensor is TIP, and combined with MAXD Audio, 20% of the total license revenue received by TIP will be paid to MAXD. Where Licensor is MAXD, and combined with TIP Solutions Smart Call Assistant, 20% of the total license revenue received by MAXD will be paid to Tip.

* In the Alternate, and as an evolving business model, the Parties may agree to a flat per EULA price or a combination of fees, royalties and percentages based on the available competitive economics of each specific and unique joint customer opportunity.

TYPICAL LICENSE FEE SPLIT as a Revenue Share:

The parties agree that several emerging opportunities between their two product lines are unique and that each of them will be evaluated and agreed to in good faith for the betterment of the end results.

TYPICAL LICENSE FEE SPLIT as a Subscription Model:

The parties agree that several emerging opportunities between their two product lines are unique and that each of them will be evaluated and agreed to in good faith for the betterment of the end results.

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INDEX

Preamble

1.	DEFINITIONS
1.1.	- "LICENSOR"
1.2.	-"LICENSEE"
1.3.	-"Intellectual Property"
1.4.	-"MAXD API"
1.5.	- "MAXD API Specification"
1.6.	- "Licensed Trademark"
1.7.	- "Licensed Device"
1.8.	- "Licensed Product"
1.9	- "Licensed Works"
1.10	- "Derivative Works"
1.11	- " LICENSOR Deliverables "
1.12	- "Know How"
1.13	- "Sensitive Information"
1.14	- "Licensor's Trademarks"
1.15	- "License Fee"
1.16	- “Other-Trademark Purchaser"
1.17	- "Effective Date"

2.	LICENSES GRANTED

3.	USE OF TRADEMARKS AND INTELLECTUAL PROPERTY

4.	PAYMENTS
4.1	- Initial Payment
4.2	– License Fee
4.3	- Royalty Applicability
4.4	- Royalty Payments and Statements
4.5	- Books and Records
4.6	- Rights of Inspecting Books and Records

5.	STANDARDS OF MANUFACTURE AND QUALITY
5.1	- Standardization and Quality
5.2	- Right to Inspect Quality

6.	TERMINATIONS AND EFFECT OF TERMINATION
6.1	- Expiration of Agreement
6.2	- Termination for Cause
6.3	- Effect of Termination

7.	LIMITATIONS OF RIGHTS AND AUTHORITY
7.1	- Limitation of Rights
7.2	- Limitation of Authority
7.3	- Disclaimer of Warranties and Liability; Hold Harmless
7.4	- Limitation of Assignment by LICENSEE
7.5	- Compliance with U.S. Export Control Regulations

8.	MISCELLANEOUS PROVISIONS
8.1	- Language of Agreement; Language of Notices
8.2	- Stability of Agreement
8.3	- Public Announcements
8.4	- Address of LICENSEE and LICENSOR for all Other Communications
8.5	- Applicable Law
8.6	- Choice of Forum; Attorneys' Fees
8.7	- Construction of Agreement
8.8	- Captions
8.9	- Singular and Plural
8.10	- Complete Agreement
8.11	- Severability
8.12	- Company Representation and Warranty
8.13	- Execution

9.	APPENDICES

Appendix A - MAX SOUND MAX-D API AUDIO PROCESSOR

Appendix B - TYPICAL SPECIFICATIONS FOR MAX SOUND MAX-D API

Appendix C – MAX SOUND MAX-D API LICENSEE INFORMATION MANUAL

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Appendix D – MAX SOUND logos and trademarks

Appendix E – Deliverables

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LICENSE AGREEMENT

WHEREAS, LICENSOR is an innovator in the field of audio signal processing systems and has developed applications directed to improvements and enhancements in audio recording, playback, and other media related areas;

WHEREAS, LICENSOR desires to license certain of its Intellectual Property and know-how, specified herein, to LICENSEE for use with certain of LICENSEE'S products, specified herein; and

WHEREAS, LICENSEE is engaged in selling cell call software solutions. This License Agreement is for international rights for the licensed software.

WHEREAS, LICENSEE represents that it can develop a substantial market for the cell call software identified with LICENSOR's trademarks and using LICENSOR’S licensed technology as provided herein;

WHEREAS, LICENSOR is willing to grant LICENSE a license under the terms and conditions set forth in this Agreement.

NOW, THEREFORE, LICENSOR and LICENSEE agree as follows:

OVERVIEW

TIP will Implement the MAXD HD AUDIO Source Code Into their mobile phone app and platforms. TIP will Implement MAXD HD AUDIO onto the QUALCOMM SERIES 800 SNAPDRAGON Mobile Chipsets.

TIP will use their app developers to update the MAXD HD AUDIO APP compatible with the new mobile operating systems, using the current IOS version as a model for the ANDROID Versions.

SECTION 1 - DEFINITIONS

1.	“LICENSOR” means MAX SOUND CORPORATION, a Delaware corporation, with its principal place of business in San Diego, California, and its successors and assigns.

2.	“LICENSEE" means any entity so identified in this Agreement.

3.	“Intellectual Property” means all patent, trademark, copyright and trade secret rights recognized by law or otherwise claimed by LICENSOR in connection with this Agreement.

4.	“MAX-D DSP” means an (Digital Signal Processor) version of LICENSOR’s Intellectual Property protected and protectable and/or proprietary audio processing system that is suitable for use in appropriate platforms with different products, such as the Licensed Device and the Licensed Product, to achieve audio improvement and enhancement.

5.	"MAX-D DSP Specification" means the specifications for the MAX-D DSP, which include the MAX-D DSP operating parameters as specified in Appendix B entitled "MAX-D DSP," and the "Specifications for MAX SOUND MAX-D DSP" as specified in Appendix C, of this Agreement.

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6.	"Licensed Trademark" means one or more of the following:

a.	the word mark "MAX-D" and “MAX SOUND” and "HD AUDIO"
b.	the MAX-D Logo, which is also referred to as the “MAX-D symbol”, depicted in Appendix D of this Agreement]
c.	The Max-D trade dress corresponding to its “look and feel”
d.	Tip Solutions Trademark Info goes here

7.	"Licensed Device" means a MAX-D DSP, used in a specific hardware model or device, for the processing playback of a stereo audio channel into a digital MAX SOUND processed bit stream. And also a mono audio channel into digital processed cellular voice bit stream. A single such unit counts as “One Licensed Device”.

8.	"Licensed Product" means a complete ready-to-use professional software or hardware package which:
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1.	contains one MAX-D AUDIO PROCESSOR;
2.	is designed to process the audio channels from the content either stored on the device, streamed into the device or the Cellular voice call into MAX-D processed audio when running on a suitable hardware platform OS and DSP;
3.	is used as an audio processor in OEM or Carrier licensed hardware device and delivered via Licensee or Licensor that is manufactured by the OEM or carrier.

Processors that execute the MAX-D DSP in Licensed Products must be certified by LICENSOR as adequate to perform the required function. There will be no Licensed Product available as a stand-alone software package.

9.	"Licensed Works" shall mean all licensed rights owned by LICENSOR or owned by others to which MAX SOUND has a right to sublicense, which may be used for the development, design, manufacture, sale, or other use of Licensed Products.

10.	"Derivative Works" - shall mean any product, processes or other works derived from or based on any of the Licensed Works regardless of format or form.

11.	"LICENSOR Deliverables" shall mean any and all items delivered by LICENSOR to LICENSEE which enable LICENSEE to design and test Licensed Products, including:

a.	MAX-D DSP audio processor code in "Android", of the current revision,
b.	Documentation accompanying said code,

12.	“Know-How" means Intellectual Property protected and protectable information, as well as skills, experience, and other know-how, recorded or unrecorded, accumulated and owned by LICENSOR, relating to the Licensed Products, including designs, drawings, reports, memoranda, blue-prints, specifications.

13.	"Sensitive Information" means Know-How, and proprietary business information including marketing information, product plans, business plans, royalty, and sales information, customer lists and the like.

14.	"LICENSOR's Trademarks" means any trade name, logo, service mark or trade dress used and/or owned by LICENSOR.

15.	License Fee means a license fee corresponding to the MAX-D process installed into the licensed hardware that is manufactured, used, leased, sold or otherwise disposed of by LICENSEE.

16.	"Other-Trademark Purchaser" means any customer of LICENSEE who, with LICENSEE's knowledge, intends to resell, use or lease the Licensed Products under a trademark other than LICENSOR's Trademarks.

17.	"Effective Date" means the effective date of this Agreement and is the date of execution this Agreement, or, if this Agreement requires validation by any governmental or quasi-governmental body, the "Effective Date" is the date of validation of this Agreement.

SECTION 2 - LICENSES GRANTED

LICENSOR hereby grants LICENSEE an individual non-transferable, indivisible and non-exclusive worldwide license as set forth in this Agreement. LICENSEE hereby grants LICENSOR an individual non-transferable, indivisible and non-exclusive worldwide license as set forth in this Agreement.

1)	LICENSEE can use, but not modify, the Licensed Works (including the MAX SOUND MAX-D DSP audio
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processor source code) in order to process content available or streamed onto the device and can run on Licensed Products, for processors designated as adequate by LICENSOR.

2)	LICENSOR can use, but not modify, the Licensed Works (including the MAX SOUND MAX-D DSP audio processor source code) in order to process content available or streamed onto the device and can run on Licensed Products, for processors designated as adequate by LICENSEE.

a)	To market, sell, distribute, maintain, and support the Derivative Works in DSP format only.

b)	Notwithstanding the licenses granted above,
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i)	no license is granted under this Agreement to lease, sell, transfer, or otherwise dispose of any subset or portion of a Licensed Product, partially assembled products, products in kit form, and knocked- down or semi-knocked-down products;
ii)	no license is granted under this Agreement to use any Licensed Trademark in connection with offering for sale or in advertising and/or informational material relating to any Licensed Product which is not marked as provided in this Agreement;
iii)	no license is granted under this Agreement with respect to the use of any Licensed Trademark on or in connection with products other than Licensed Products;
iv)	no right is granted with respect to LICENSOR's Intellectual Property, except with respect to the use of said property as provided in this Agreement on and in connection with Licensed Products; and
v)	no license is granted to sell, distribute, lease, rent or otherwise dispose of Licensed Derivative Works that are not linked to the sale of a specific Licensed Product; and
vi)	no right to grant sublicenses other than end-user licenses specifically allowed under Section 2 is granted under this Agreement.

SECTION 3 - OTHER OBLIGATIONS OF THE LICENSOR AND LICENSEE

1.	LICENSEE's use of the LICENSOR’S Intellectual Property rights shall be subject to the obligations of this Agreement as well as additional provisions, which LICENSOR may issue from time to time. LICENSEE acknowledges that all such additional provisions are incorporated into this Agreement.

2.	LICENSEE shall comply with the requirements of the terms of this Agreement and such additional provisions as LICENSOR may issue from time to time, and shall, to the best of its ability, and subject to all applicable laws, ensure that its subsidiaries, agents, distributors, and dealers throughout the world comply with such requirements.

3.	The mark identified in Section 3, shall also be used at least once in a prominent manner in all advertising and promotions for such Licensed Product; such usages shall be no less prominent and in the same relative size and proportion as the most prominent third-party other trademark(s) appearing on such Licensed Product or in the advertising and promotion thereof.

4.	LICENSEE may not use the Licensed Trademarks in advertising and promotion of a product not marked in accordance with the requirements of this Section.

5.	In every instance of use of a Licensed Trademark, LICENSEE shall provide public notice that such Licensed Trademark is a trademark by using the superscript letters "™" after the respective trademark, or, in case of a registered mark, by use of the trademark registration symbol "®" (the capital letter R enclosed in a circle) as a superscript after the respective trademark. LICENSOR shall inform LICENSEE as to which notice form is used.

6.	LICENSEE shall use its best efforts to ensure that the appropriate trademark notices, as set forth in this Section, appear in advertising for such Licensed Products at the retail level.

7.	LICENSOR's ownership of Licensed Trademarks shall be prominently displayed and indicated in each instance of use by LICENSEE on a physical device, on home screen after device start-up, on promotional products and materials, including but not limited to, instructions and advertising, by the most relevant of the following identifications:

a.	“MAX-D is a Registered Trademark of MAX SOUND CORP.",

b.	“The Logo Symbol is a Trademark of MAX-D",

c.	“MAX SOUND and “MAX-D” are Registered Trademarks of MAX SOUND CORP."
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On Licensed Products such words shall be used on an exposed surface and at the beginning and end of a MAX- D processed video. LICENSEE shall use its best efforts to ensure that such an acknowledgment appears in advertising at the retail level.

8.	Licensed Trademarks shall always be used in accordance with all applicable laws and regulations pertaining to their use.

9.	In no event shall any Licensed Trademark be used in any way that suggests or connotes that it is a common, descriptive or generic designation. Whenever "MAX SOUND" or "MAX-D" is used, the letters shall be upper- case. "MAX SOUND" or "MAX-D" shall only be used as an adjective referring to an audio product and shall not
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be used as a noun or in any other usage, which may be associated with a generic use of the terms. In descriptive, instructional, advertising, or promotional material or media relating to Licensed Products, LICENSEE must use the Licensed Trademarks and expressions which include the Licensed Trademark "MAX SOUND" or "MAX-D" is used, with an appropriate generic or descriptive term (e.g. "powered by MAX SOUND", "MAX-D HD AUDIO", etc.), with reference to Licensed Products and their use.

10.	All uses of the Licensed Trademarks are subject to approval by LICENSOR. LICENSOR reserves the right to require LICENSEE to submit proposed uses to LICENSOR for written approval prior to actual use. Upon request of LICENSOR, LICENSEE shall submit to LICENSOR samples of its own usage of the Licensed Trademarks and usage of the Licensed Trademarks by its subsidiaries, agents, distributors, and dealers.

11.	Licensed Trademarks shall be used in a manner that appropriately distinguishes them from other trademarks, service marks, symbols or trade names, including LICENSEE's Trade Name and Trademarks.

12.	LICENSEE may only use the Licensed Trademarks on and in connection with products that meet LICENSOR's quality standards.

13.	LICENSEE may not use the Licensed Trademarks on and in connection with products other than Licensed Products.

Ownership of the Licensed Trademarks

14.	LICENSEE acknowledges the validity and exclusive ownership by LICENSOR of the Licensed Trademarks.

15.	LICENSEE acknowledges that it neither owns nor claims any rights in the Licensed Trademarks and will not file any application for registration of the Licensed Trademarks, or any names or marks confusingly similar to the Licensed Trademarks, anywhere in the world.

Section 3.03 - Maintenance of Trademark Rights

16.	The expense of obtaining and maintaining Licensed Trademark registrations shall be borne by LICENSOR. LICENSOR, as it deems necessary, will advise LICENSEE of the grant of registration of such trademarks. LICENSEE and LICENSOR will comply with all applicable laws and requirements pertaining to the maintenance of the Licensed Trademarks, including the marking with notice of registration and the recording of LICENSEE as a registered or licensed user of such trademarks. The expense of registering or recording LICENSEE as a registered user or otherwise complying with the laws of any country pertaining to such registration or the recording of trademark agreements shall be borne by LICENSEE. LICENSEE shall advise LICENSOR of all countries where Licensed Products are sold, leased or used.

Trademark Enforcement

17.	LICENSEE shall immediately inform LICENSOR of all infringements, potential or actual, which it may learn of, of the Licensed Trademarks. It shall be the exclusive responsibility of LICENSOR, at its own expense, to terminate, compromise, or otherwise act at its discretion with respect to such infringements. LICENSEE agrees to cooperate with LICENSOR by furnishing, without charge, except out-of-pocket expenses, such evidence, documents and testimony as may be required therein.

Other-Trademark Purchasers

18.	To the extent only that technical standardization, equipment or signal source interchangeability, product identification and usage of the Licensed Trademarks are affected, the following conditions shall apply if LICENSEE sells or leases Licensed Products on a mass basis to an Other-Trademark Purchaser who does not hold a license with terms and conditions substantially similar to this Agreement. LICENSEE shall inform
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LICENSOR of the name, place of business, trademarks, and trade names of the Other-Trademark Purchaser before such Other-Trademark Purchaser sells, leases, or uses Licensed Products. LICENSEE shall obtain agreement from such Other-Trademark Purchaser not to modify, install, use, lease, sell, provide written material for or about, advertise, or promote Licensed Products in any way which is in conflict with any provision of this Agreement. It shall be the responsibility of LICENSEE to inform the Other-Trademark Purchaser of the provisions of this Agreement, to notify such Other- Trademark Purchaser that the provisions of this Agreement shall be applicable, through LICENSEE, in the same way as if the Licensed Products were sold by LICENSEE under LlCENSEE's Trade Names and Trademarks, to ensure by all reasonable means that such provisions are adhered to and, if requested by LICENSOR, to provide to LICENSOR samples on a loan basis of the Other- Trademark Purchaser's embodiment of the Licensed Products, as well as copies of such Other-Trademark Purchaser's advertising, public announcements, literature, instruction manuals, and the like.

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Copyright Notice

19.	As applicable, LICENSEE shall provide the following copyright notice to all public distributions and disclosures of its LICENSE under this Agreement.

This product contains "MAX-D HD AUDIO" protected under international and U.S. copyright laws. It's reproduction or disclosure, in whole or in part, or the production of works directly or indirectly derived therefrom without the express permission of MAX SOUND is prohibited. ©2010, 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019,

2020, 2021 MAX SOUND CORPORATION. All rights reserved.

License Notice

20.	All Licensed Products shall contain an acknowledgement that the Licensed Products are subject license from LICENSOR. The following notice shall be provided by LICENSEE on an exposed, visible surface, such as the back or the bottom, of all Licensed Products: "MAX-D HD AUDIO’ under license from MAX SOUND". Such notice shall also be used in all instruction and servicing manuals.

Furnishing of Licensor Deliverables and Know-How

21.	Subject to export regulations and provisions of the United States government or any other applicable domestic or foreign jurisdiction, LICENSOR will promptly, following the Effective Date, furnish to LICENSEE:

a.The Licensor Deliverables, copies of all documents and things evidencing the Know-How; and

b.Upon request by LICENSEE, provide, as LICENSOR deems reasonable, NRE (Non-Recurring Engineering costs) consulting services regarding design considerations and general advice relating to the Licensed Products and the sale and use thereof, for all of which LICENSEE will also reimburse LICENSOR for travel and reasonable per diem expenses if applicable.

Use of Know-How and Sensitive Information

By LICENSEE

22.	LICENSEE shall use all Know-How and Sensitive Information solely for the purpose of selling Licensed Products under this Agreement and shall not use such information in an unauthorized way, and shall not divulge such Know-How or Sensitive Information or any portion thereof to third parties, unless such Know- How or Sensitive Information (a) was known to LICENSEE prior to its obtaining the same from LICENSOR; (b) becomes known to LICENSEE from sources other than either directly or indirectly from LICENSOR; or (c) becomes public knowledge other than by breach of this Agreement by LICENSEE or by another licensee of LICENSOR.

23.	Upon termination of this Agreement, with respect to Know-How or Sensitive Information, LICENSEE shall promptly return to LICENSOR, at LICENSEE's expense, all documents and things supplied to LICENSEE as Know-How, as well as all copies and reproductions thereof.

By LICENSOR

24.	Except as provided by Section 4 of this Agreement, LICENSEE is not to disclose to LICENSOR any information that it deems proprietary or sensitive. Except as provided by Section 4 of this Agreement, LICENSOR has no obligation to treat in confidence, nor to restrict, in any way, the use, reproduction, or publication of information obtained from LICENSEE, including, without limitation, the foregoing, information
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obtained by LICENSOR in the course of providing consulting services under Section 3 of this Agreement and information obtained by LICENSOR in the course of exercising its right to maintain quality control over LICENSEE's Licensed Products under Section 5 of this Agreement.

Confidential Material

25.	All Licensor Deliverables are confidential and will be treated as such the LICENSEE and all that are under its direction and control. LICENSEE agrees to reproduce and/or internally disseminate these materials only on an "as needed" basis to the extent necessary according to the terms of the Agreement and to obtain confidentiality agreements from those to whom it provides such information. LICENSESS shall not disclose such information to individuals or entities that do not maintain an employment or work for hire relationship
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with LICENSEE. LICENSEE shall keep a record of each copy made of such information and shall permit LICENSOR access to said record at times and places as LICENSOR may reasonably require.

SECTION 4 - PAYMENTS

Initial Payment to MAXD by TIP for 10 Year Exclusive License.

1.	LICENSEE shall be granted an exclusive license per their unique industry category upon the completion of the payment of One Hundred Thousand Dollars (100k USD). This exclusive license is maintainable with a 100k payment paid annually, or 25k paid quarterly, for up to 10 years. This annual license fee will maintain LICENSEE’s exclusivity. If for any reason the license fee is defaulted in the future, LICENSOR reserves the right to cancel exclusivity, but not the license.

2.	Parties shall be responsible for their own NRE (Non-Recurring Engineering costs) except when designated otherwise. In the current updates to MAXD Audio on Qualcomm 800 Series Chipset, and for iOs and Android Apps respectively, Tip is assuming the cost of the NRE for final development of MAXD HD Audio as provided for herein.

3.	LICENSE FEE Split:
4.	Where Licensor is TIP, and combined with MAXD Audio, 20% of the total license revenue received by TIP will be paid to MAXD within 30 days of such receipts along with an accounting of said receipts.

5.

6. Where Licensor is MAXD, and combined with Tip Solutions Smart Call Assistant, 20% of the total license revenue received by MAXD will be paid to TIP within 30 days of such receipts along with an accounting of said receipts.

Payments and Statements

1.	Unless provided otherwise in this Agreement, LICENSEE shall render statements and Licensing payments as follows:

a.	LICENSEE and LICENSOR shall deliver to the address shown on the cover sheet of this Agreement or such place as each party may from time to time designate, monthly reports certified by LICENSEE's chief financial officer or the officer's designate within 15 days after each calendar month.

b.	Alternatively, such reports may be delivered by emailing them to each party's email address shown on the cover sheet of this Agreement or such other physical or electronic addresses as LICENSOR may from time to time designate. Royalty payments are due for each month at the same time as each monthly report and shall be made by wire transfer in United States funds to each party's bank as identified on the cover sheet of this Agreement or such other bank as each party may from time to time designate. Each party shall pay all local fees, taxes, duties, or charges of any kind and shall not deduct them from the royalties due unless such deductions may be offset against each party's own tax liabilities. Each monthly report shall contain such other information and be in such form as LICENSOR or its outside auditors may prescribe, such as but not limited to: amount of content processed, number of downloads per day, commerce revenue generated, etc.

c.	Any remittance in excess of royalties due with respect to the calendar day for which the report is due shall be applied by LICENSOR to the next payment due.

d.	LICENSEE's first report shall be for the calendar month following the execution of this Agreement.

e.	LICENSEE shall deliver a final report and payment of royalties to LICENSOR certified by LICENSEE's chief financial officer or the officer's designate within 30 days after termination of this Agreement
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throughout the world. Such a final report shall include a report of all royalties due with respect to Licensed Products not previously reported to LICENSOR. Such final report shall be supplemented at the end of the next and subsequent months, in the same manner as provided for during the Life of the Agreement, in the event that LICENSEE learns of any additional royalties due.

f.	LICENSEE shall pay interest to LICENSOR from the due date to the date payment is made of any overdue royalties or fees, including the Initial Payment, at the rate of 2% above the prime rate as is in effect from time to time at the bank identified on the cover page of this Agreement, or another major bank agreed to by the LICENSOR and LICENSEE in the event that the identified bank should cease to exist, provided however, that if the interest rate thus determined is in excess of rates allowable by any applicable law, the maximum interest rate allowable by such law shall apply.
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Books and Records

2.	LICENSEE shall keep complete books and records of all sales, leases, uses, returns, or other disposals by LICENSEE of Licensed Products.

Rights of Inspecting Books and Records

3.	LICENSOR shall have the right, through a professionally registered accountant at LICENSOR's expense, to inspect, examine and make abstracts of the said books and records insofar as may be necessary to verify the accuracy of the same and of the statements provided for herein but such inspection and examination shall be made during business hours upon reasonable notice and not more often than once per calendar year. LICENSOR agrees not to divulge to third parties any Sensitive Information obtained from the books and records of LICENSEE as a result of such inspection unless such information (a) was known to LICENSOR prior to its acquisition by LICENSOR as a result of such inspection; (b) becomes known to LICENSOR from sources other than directly or indirectly from LICENSEE; or (c) becomes a matter of public knowledge other than by breach of this Agreement by LICENSOR.

SECTION 5 - STANDARDS OF MANUFACTURE AND QUALITY

Standardization and Quality

1.	LICENSEE shall abide by the MAX SOUND DSP Specifications, hereto appended in Appendix C and as modified from time to time by LICENSOR. All Licensed Product types are subject to acceptance testing by LICENSOR. All licensed products marked with the Licensed Trademarks must additionally comply with all applicable minimum quality standards issued and modified from time to time by LICENSOR. On all Licensed Products marked with the Licensed Trademarks LICENSEE shall abide by reasonable standards of quality and workmanship. Such quality standards shall apply to all aspects of Licensed Products which influence or reflect upon the audio quality or performance of the Licensed Products as perceived by the end user. LICENSEE shall with respect to all Licensed Products conform to any reasonable new quality standards requirements as specified by LICENSOR within a period of ninety (90) days of such specification in writing.

Right to Inspect Quality

2.	LICENSEE shall provide LICENSOR with such non-sensitive information concerning Licensed Products as it may reasonably require in performing its right to enforce quality standards under this Agreement. LICENSEE will, upon request, provide on a loan basis to LICENSOR a reasonable number of samples of Licensed Products for testing. In the event that LICENSOR shall complain that any Licensed Product does not comply with LICENSOR's quality standards, excepting newly specified standards falling within the ninety (90) day time limit of Section 5.01, it shall promptly so notify LICENSEE by written communication whereupon LICENSEE shall within ninety (90) days suspend the lease, sale or other disposal of the same.

SECTION 6 - TERMINATION AND EFFECT OF TERMINATION

Expiration of Agreement

1.	Unless this Agreement already has been terminated in accordance with the provisions of this section, this Agreement shall terminate five years from the Effective Date and thereafter is renewable at LICENSEE's request and Licensor's acceptance of said request.

Termination for Cause

2.	At the option of LICENSOR, in the event that LICENSEE breaches any of its material obligations under this Agreement, subject to the conditions of Section 6.04, this Agreement shall terminate upon LICENSOR's
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giving sixty (60) days advance notice in writing, effective on dispatch of such notice, of such termination, giving reasons therefore to LICENSEE, provided however, that, if LICENSEE, within the sixty (60) day period, remedies the failure or default upon which such notice is based, then such notice shall not become effective and this Agreement shall continue in full force and effect. Notwithstanding the sixty-day cure period provided under the provisions of this Section 6.02, interest due under Section 4.05 shall remain payable and shall not waive, diminish, or otherwise affect any of LICENSOR's rights pursuant to this Section 6.02.

Effect of Termination

3.	Upon termination of the Agreement, except as provided herein, all licenses granted by LICENSOR to LICENSEE under this Agreement shall terminate, all rights LICENSOR granted to LICENSEE shall revert in
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LICENSOR, and all other rights and obligations of LICENSOR and LICENSEE under this agreement shall terminate. However, the following rights and obligations of LICENSOR and LICENSEE shall survive to the extent necessary to permit their complete fulfillment and discharge, with the exception that subsection 3.h shall not apply in case of expiration as provided subsection in 6.1.

a.	LICENSEE's obligation to deliver a final royalty report and supplements thereto as required under Section 4;

b.	LICENSOR's right to receive and LICENSEE's obligation to pay royalties, under Article IV, including interest on overdue royalties, accrued or accruable for payment at the time of termination and interest on overdue royalties accruing subsequent to termination;

c.	LICENSEE's obligation to maintain books and records and LICENSOR's right to examine, audit, and copy as provided under Section 4;

d. any cause of action or claim of LICENSOR accrued or to accrue because of any breach or default by LICENSEE;

e.	LICENSEE's obligations with respect to Know-How and Sensitive Information under Section 3 and LICENSOR's obligations with respect to Sensitive Information under Section 4;

f.	LICENSEE's obligations to cooperate with LICENSOR with respect to Trademark enforcement under Section 3.04, with respect to matters arising before termination;

g.	LICENSEE's and LICENSOR's obligations regarding public announcements under Section 8; and

h.LICENSEE	shall be entitled to fill orders for Licensed Products already received and to make or have made for it and to sell Licensed Products for which commitments to vendors have been made at the time of such termination, subject to payment of applicable royalties thereon and subject to said Licensed Products meeting LICENSOR's quality standards, provided that LICENSEE promptly advises LICENSOR of such commitment upon termination.

The portions of the Agreement specifically identified in the sub-parts of this Section shall be construed and interpreted in connection with such other portions of the Agreement as may be required to give them full force and effect.

SECTION 7 - LIMITATIONS OF RIGHTS AND AUTHORITY

Limitation of Rights

1.	No right or title whatsoever in the any Intellectual Property, Know-How is granted, or implied to be granted by LICENSOR to LICENSEE or shall be taken or assumed by LICENSEE except as is specifically laid down in this Agreement or otherwise explicitly agreed upon in writing between the parties to this Agreement.

Limitation of Authority

2.	Neither party shall in any respect whatsoever be taken to be the agent or representative of the other party and neither party shall have any authority to assume any obligation for or to commit the other party in any way.

Disclaimer of Warranties and Liability: Hold Harmless

3.	LICENSOR has provided LICENSEE the rights and privileges contained in this Agreement in good faith. However, nothing contained in this Agreement shall be construed as (1) a warranty or representation by
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LICENSOR that the MAX SOUND MAX-D API Audio Processing technology, Know-How, Licensed Copyrighted Works, the Licensed Trademarks, or any Licensed Device, Licensed Product, or part thereof embodying any of them will be free from infringement of patents, copyrights, trademarks, service marks, or other proprietary rights of third parties; or (2) an agreement to defend LICENSEE against actions or suits of any nature brought by any third parties.

4.	LICENSOR disclaims all liability and responsibility for property damage, personal injury, and consequential damages, whether or not foreseeable, that may result from the manufacture, use, lease, or sale of Licensed Products and parts thereof, and LICENSEE agrees to assume all liability and responsibility for all such damage and injury.
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5.	LICENSEE agrees to indemnify, defend, and hold LICENSOR harmless from and against all claims (including, without limitation, product liability claims), suits, losses and damages including reasonable attorneys' fees and any other expenses incurred in investigation and defense, arising out of LICENSEE's manufacture, use, lease, or sale of Licensed Products, or out of any allegedly unauthorized use of any trademark, service mark, patent, copyright, process, idea, method, or device (excepting Licensed Trademarks) by LICENSEE or those acting under its apparent or actual authority.

Limitation of Assignment by LICENSEE

6.	The rights, duties and privileges of LICENSEE hereunder shall not be transferred or assigned by it either in part or in whole without prior written consent of LICENSOR. However, LICENSEE shall have the right to transfer its rights, duties and privileges under this Agreement in connection with its merger and consolidation with another firm or the sale of its entire business to another person or firm, provided that such person or firm shall first have agreed with LICENSOR to perform the transferring party's obligations and duties hereunder.

Compliance with U.S. Export Control Regulations

7.	LICENSEE agrees not to export any technical data acquired from LICENSOR under this Agreement, nor the direct product thereof, either directly or indirectly, to any country in contravention of United States law.

8.	Nothing in this Agreement shall be construed as requiring LICENSOR to export from the United States, directly or indirectly, any technical data or any commodities to any country in contravention of United States law.

SECTION 8 - MISCELLANEOUS PROVISIONS

Language of Agreement: Language of Notices

1.	The language of this Agreement is English. If translated into another language, this English version of the Agreement shall be controlling. Except as may be agreed by LICENSOR and LICENSEE, all notices, reports, consents, and approvals required or permitted to be given hereunder shall be written in the English language representing the same intent as the original document.

Stability of Agreement

2.	No provision of this Agreement shall be deemed modified by any acts of LICENSOR, its agents or employees or by failure to object to any acts of LICENSEE which may be inconsistent herewith, or otherwise, except by a subsequent agreement in writing signed by LICENSOR and LICENSEE. No waiver of a breach committed by either party in one instance shall constitute a waiver or a license to commit or continue breaches in other or like instances.

Public Announcements

3.	Neither party shall at any time heretofore or hereafter publicly state or imply that the terms specified herein or the relationships between LICENSOR and LICENSEE are in any way different from those specifically laid down in this Agreement. LICENSEE shall not at any time publicly state or imply that any unlicensed products use the MAX SOUND MAX-D API Audio Processor. If requested by one party, the other party shall promptly supply the first party with copies of all public statements and of all publicity and promotional material relating to this Agreement, the MAX SOUND MAX-D API Audio Processor, and/or the Licensed Trademarks.

4.	Except as otherwise specified in this Agreement, all notices, reports, consents, and approvals required or permitted to be given hereunder shall be in writing, signed by an officer of LICENSEE or
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LICENSOR, respectively, and sent postage or shipping charges prepaid by certified or registered mail, return receipt requested showing to whom, when and where delivered, or by Express mail, or by a secure overnight or one- day delivery service that provides proof and date of delivery, or by facsimile, properly addressed or transmitted to LICENSEE or LICENSOR, respectively, at the address or facsimile number set forth on the cover page of this Agreement or to such other address or facsimile number as may from time to time be designated by either party to the other in writing. Wire payments from LICENSEE to LICENSOR shall be made to the bank and account of LICENSOR as set forth on the cover page of this agreement or to such other bank and account as LICENSOR may from time to time designate in writing to LICENSEE.

Applicable Law

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5.	This Agreement shall be construed in accordance with the substantive laws, but not the choice of law rules, of the State of California.

Choice of Forum; Attorneys' Fees

6.	To the full extent permitted by law, LICENSOR and LICENSEE agree that their choice of forum, in the event that any dispute arising under this agreement is not resolved by mutual agreement, shall be the State of California, San Diego County.

7.	In the event that any action is brought for any breach or default of any of the terms of this Agreement or otherwise in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all costs and expenses incurred in that action or any appeal therefrom, including without limitation, all attorneys' fees and costs actually incurred.

Construction of Agreement

8.	This Agreement shall not be construed for or against any party based on any rule of construction concerning who prepared the Agreement or otherwise.

Captions

9.	Titles and captions in this Agreement are for convenient reference only and shall not be considered in construing the intent, meaning, or scope of the Agreement or any portion thereof.

Singular and Plural

10.	Throughout this Agreement, words in the singular shall be construed as including the plural and words in the plural shall be construed as including the singular.

Complete Agreement

11.	This Agreement contains the entire agreement and understanding between LICENSOR and LICENSEE and merges all prior or contemporaneous oral or written communication between them. Neither LICENSOR nor LICENSEE now is, or shall hereafter be, in any way bound by any prior, contemporaneous or subsequent oral or written communication except insofar as the same is expressly set forth in this Agreement or in a subsequent written agreement duly executed by both LICENSOR and LICENSEE.

Severability

12.	Should any portion of this Agreement be declared null and void by operation of law, or otherwise, the remainder of this Agreement shall remain in full force and effect.

Company Representation and Warranty

13.	LICENSEE represents and warrants to LICENSOR that it is not a party to any agreement, and is not subject to any statutory or other obligation or restriction, which might prevent or restrict it from performing all of its obligations and undertakings under this License Agreement, and that the execution and delivery of this Agreement and the performance by LICENSEE of its obligations hereunder have been authorized by all necessary action, corporate or otherwise.

Execution

14.	IN WITNESS WHEREOF, the said LICENSOR has caused this Agreement to be executed on the cover page of this Agreement, in the presence of a witness, by an officer duly authorized and the said LICENSEE has
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caused the same to be executed on the cover page of this Agreement, in the presence of a witness, by an officer duly authorized, in duplicate original copies, as of the date set forth on said cover page.

MAX SOUND CORPORTATION	LICENSOR/LICENSEE
TIP SOLUTIONS, INC.	LICENSOR/LICENSEE
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SECTION 9 - APPENDICES

APPENDIX A - "MAX SOUND MAX-D DSP AUDIO PROCESSOR"

Introduction

The MAXD library provides superior quality audio from compressed formats such as MP3, AAC, etc. The DSP allows Licensor to program additional custom presets can be created by MAXD and inserted into the DSP upon approval.

Overview

MAXD consists of a single shared library compiled for the target platform and delivered as a binary. The library is written in Android.

Presets and EQ Settings

MAXD is preconfigured with presets that are tuned to different musical genres. A preset is set when a buffer is submitted for processing, and remains active until a different preset is programmed on the DSP.

APPENDIX B - TYPICAL SPECIFICATIONS FOR MAX SOUND MAX-D API

MAX SOUND MAX-D DSP software shall comply with the following audio specifications in production (when measured through a standard internet playback device);

Audio data rate for two channels: PCM

Frequency Response: 20 Hz - 20 kHz+/-0.2 dB Dynamic Range: Greater than 85 dB

Distortion: Less than 0.1% at 1 kHz

Less than 0.5%, 20 Hz - 20 kHz

APPENDIX C – MAX SOUND MAX-D DSP LICENSEE INFORMATION MANUAL

API

The DSP for MAXD is basic. The host application creates an instance of the MAXD object, passing in a default buffer size and sample rate. The host then simply calls the process routine as audio buffers become available. LICENSEE will be placing API on their hosted servers for the purposes of processing their licensed content catalogue. (See COMMAND LINE APPLICATION REQUIREMENTS – page 16)

Methods Instantiating a MAXD object MaxSound(int buffLen, int sampleRate)

Parameters: buffLen: maximum buffer size

sampleRate: the sample rate to be used for this instance Returns: new MaxSound instance

Buffer Processing

void processBuffer_i(const int* const inBuffer, int* const outBuffer,

float low, float med, float,

int preset_id, int dataLength)

Parameters:

inBuffer: pointer to input buffer

outBuffer: pointer to output buffer that will be filled by MAXD low: low band eq (range 0 to 100, 50 nominal)

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med: medium band eq (range 0 to 100, 50 nominal) high: high band eq (range 0 to 100, 50 nominal) preset: preset ID, dependent on particular device

dataLength: length of valid data in buffer (<= max buffer length set in constructor) Returns: none

Command Line Application Requirements Proposed API

The application will be run on the command line as follows:

ms_processor -i input_filename -o output_filename -p preset -s sample_rate

ï	When processing is complete, the application will return an error code of 0 if it is successful or 1 if it is not.
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ï	The application will write an error message to std_err if an error occurs.
ï	The input wave file must be 16-bit linear PCM and can be at any sample rate.

APPENDIX D - MAXD & TIP Logos and trademarks

These are examples only higher resolution graphics will be provided when needed.

APPENDIX E – Deliverables

1.	LICENSOR will:
2.1.1	Support a per device License-based business model, where LICENSOR will receive agreed percentage of license revenue per device once sold (wholesale or retail).
2.1.2	MAX-D will develop and deliver a short video demo for Licensee showing the MAX-D Advantage.
2.1.2.1	The demo’s purpose will be to give Licensee’s end-users a chance to hear samples of why their device sounds better than other devices without MAX-D.

2.1.3      Provide Licensee with MAXD on DSP.

2.	LICENSEE will:

2.2.1      Install MAX-D at the DSP chip level of Licensee’s devices.

2.2.1.1  Plus adding relevant MAX-D Branding pursuant to this Agreement.

2.2.1.2	Deliver a short MAX-D video demo demonstrating the MAX-D Advantage.
2.2.2	Support a License-based business model, where LICENSOR will receive agreed percentage per device once sold (wholesale or retail).

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